Exhibit (e)(10)

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made effective as of                                  by and between TASTY BAKING COMPANY, a Pennsylvania corporation (“Company”) and the undersigned individual serving as an officer or director of the Company (“Officer/Director”).

Background

The Officer/Director performs valuable services for the Company in his capacity as an officer and/or director, and where applicable, an employee or agent of the Company and various affiliated entities. The Company desires to encourage the continued performance of such services for and on behalf of the Company, and the Officer/Director is willing to continue performing such valuable services notwithstanding the substantial increase in risk of personal liability by reason of serving in such capacities for a publicly held company in consideration of the Company’s providing the benefits as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.	Indemnification by the Company.

(a) The Company shall indemnify and hold the Officer/Director harmless of, from and against any and all liabilities, claims, expenses, judgments and fines to the fullest extent as authorized or permitted under Section 410 of the Pennsylvania Business Corporation Law as in effect on the date hereof. In the event that such statute is hereafter amended or modified in any fashion, no such modification shall in any way limit or reduce the indemnification obligation of the Company hereunder.

(b) In addition, the Company shall indemnify and hold the Officer/Director harmless of, from and against any and all liability, expenses (including attorneys’ fees), claims, judgments, fines and amounts paid in settlement, actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including but not limited to an action by or in the right of the Company), to which the Officer/Director is, was or at any time becomes a party or is threatened to be made a party, by reason of the fact that the Officer/Director is, was or at any time becomes a director or officer of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, enterprise or person of any nature whatsoever.

(c) It is the express understanding of the parties hereto that, except as expressly limited in Sections 2 and 6 below, the Company shall provide indemnification to the Officer/Director to the fullest extent as may be permissible under the laws and public policy of the Commonwealth of Pennsylvania.

2. Exclusions From Indemnification. Notwithstanding anything contained in Section 1 which may be construed to the contrary, the Company shall not be obligated to indemnify the Officer/Director in any of the following circumstances:

(a) With respect to indemnification under Section 1(b), in the event that the conduct of the Officer/Director is finally adjudged by a court to have constituted recklessness or willful misconduct;

(b) In the event that a judgment is rendered against the Officer/Director for an accounting of profits made from the purchase and sale of securities of the Company in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar provisions of any federal or state law as may be hereinafter enacted; or

(c) In the event that the aggregate losses to be indemnified hereunder, exclusive of insurance reimbursement with respect to directors’ and officers’ liability insurance maintained by the Company from time to time, does not exceed $1,000.

The parties acknowledge that the indemnification provided hereunder is narrower in scope than the indemnification provided under Article VII, Section 4 of the Company’s bylaws. The Officer/Director consents to the limitations contained herein and agrees not to make any claim against the Company under Article VII of the bylaws for any indemnification with respect to the matters set forth in subsections 2(b) and (c) above or to the extent such indemnification would be inconsistent with the provisions of Section 6 hereof.

3. Insurance. The Company agrees that for as long as the Officer/Director shall continue to serve the Company in any capacity, and for a period of three years thereafter, the Company will use all reasonable efforts to acquire and maintain for the benefit of the Officer/Director valid, binding and enforceable policies of directors’ and officers’ liability insurance providing coverage of at least $10 million. The Company shall not be required to maintain any such policies if such insurance is not reasonably available, or if, in the reasonable judgment of the then directors of the Company, either (i) the premium cost for such insurance is substantially disproportionate to the coverage available, or (ii) the coverage provided is so limited by exclusions that there is insufficient benefit from such insurance.

4. Continuity. The obligations of the Company under this Agreement shall continue at all times while the Officer/Director serves the Company in such capacity, or continues to serve the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, enterprise or person of any nature whatsoever, and shall continue thereafter as long as the Officer/Director shall be in any way subject to possible claim or threatened or pending action, suit or proceeding by reason of the fact that the Officer/Director served the Company (or such other persons) in any such capacity.

5. Reimbursement of Expenses. Incidental to the indemnification provided under Section 1 hereof, the Company shall reimburse the Officer/Director for the reasonable out-of-pocket expenses incurred by the Officer/Director in connection with any action or matter as to which the Company is obligated to provide indemnification under Section 1 hereof. The Officer/Director agrees that he will reimburse the Company for all such expenses paid by the

Company so advanced, including any and all expenses of defending any civil or criminal action, suit or proceeding against the Officer/Director in the event and only to the extent that it shall ultimately be determined that the Officer/Director is not entitled to be indemnified by the Company.

6. Notification and Defense of Claims. Promptly after receipt by the Officer/Director of notice of any claim or the commencement of any action, suit or proceeding, the Officer/Director will notify the Company of the commencement thereof. The failure to so notify the Company will not relieve it from any obligation which it may have to the Officer/Director under this Agreement or otherwise except to the extent such failure has materially and irreparably injured the ability of the Company to defend successfully such action or to minimize the economic exposure resulting therefrom. With respect to each such action, suit or proceeding as to which the Officer/Director gives proper notice to the Company hereunder, the following provisions shall be applicable.

(a) The Company shall be entitled to participate in the defense thereof at its own expense.

(b) Except as otherwise provided in this subsection (b) the Company will be entitled to assume the defense thereof with counsel reasonably satisfactory to the Officer/Director. The Company shall give notice of its election to assume the defense of such action within thirty (30) days after the commencement of the action or the date it receives notice thereof, whichever is later. Thereafter, the Company will not be liable to the Officer/Director under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Officer/Director in connection with the defense thereof other than reasonable costs of investigation, or as otherwise provided in this subsection (b). The Officer/Director shall have the right to employ its counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the sole expense of the Officer/Director unless (A) the employment of counsel by the Director has been expressly authorized at such time by the Company, (B) the Officer/Director shall have reasonably concluded that there may be a disabling conflict of interest between the Company and the Officer/Director in the conduct of the defense of such action, or (C) the Company shall not in fact have employed counsel to assume the defense of such action, and in each of such cases, the fees and expenses of counsel retained by the Officer/Director shall be paid by the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or derivatively on behalf of the Company, or as to which the Officer/Director shall have concluded as provided in clause (B) above.

(c) The Company shall not be liable for indemnification to the Officer/Director under this Agreement for any amounts paid in settlement of any action or claim which settlement is effected without the prior written consent of the Company. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation upon the conduct of the Officer/Director without the written consent of the Officer/Director. Neither the Company nor the Officer/Director will unreasonably withhold his or its consent to any proposed settlement.

7. General Terms and Conditions.

(a) Each of the provisions of this Agreement is a separate and distinct agreement and independent of each of the other provisions hereof. In the event any provision shall be held to be invalid or unenforceable, such invalidity or unenforceability shall in no way impair or affect the validity and enforceability of each other provision hereof.

(b) This Agreement shall be interpreted and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania without regard to the law of conflicts.

(c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

(d) This Agreement is binding upon the Officer/Director and the Company and their respective heirs, successors, assigns and personal representatives.

IN WITNESS WHEREOF, the Undersigned have executed this Agreement as of the day and year first written above.

TASTY BAKING COMPANY

By:

Witness

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